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                                                                    EXHIBIT 8.2

                     [LETTERHEAD OF DEBEVOISE & PLIMPTON]

                                                             OCTOBER [  ], 1998

Delta and Pine Land Company
One Cotton Row
P.O. Box 217
Scott, Mississippi 38772

Ladies and Gentlemen:

  We have acted as special counsel to Delta and Pine Land Company ("D&PL") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 8, 1998 (the "Merger Agreement"), by and between D&PL and Monsanto Company ("Monsanto"). This opinion is delivered in connection with the Proxy Statement/Prospectus prepared by D&PL and Monsanto with respect to the Merger (the "Proxy Statement/Prospectus"). The delivery of an opinion in substantially the form hereof, and the reconfirmation of this opinion at the Effective Time, is a condition to the obligation of D&PL to consummate the Merger pursuant to Section 8.01(i) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement of Monsanto of which it forms a part (the "Registration Statement"), the letters of representation of D&PL and Monsanto dated October 26, 1998, provided to Arnold & Porter and Debevoise & Plimpton and attached hereto (the "Tax Representation Letters"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned upon, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all such facts, information, covenants, statements and representations up to and including the Effective Time. We have assumed that the covenants, statements and representations contained in the Tax Representation Letters will be reconfirmed as of the Effective Time.

  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement.

  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

  Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for U.S. federal income tax purposes:

    1. The Merger will qualify as a reorganization pursuant to section 368(a) of the Code.

    2. No gain or loss will be recognized by the stockholders of D&PL upon receipt of Buyer Common Stock in exchange for their D&PL common stock, par value $0.10 per share ("D&PL Common Stock"),
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  except that a holder of D&PL Common Stock who receives cash in lieu of a fractional share of Buyer Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Buyer Common Stock.

    3. The aggregate tax basis of the Buyer Common Stock received in the Merger (including fractional share of Buyer Common Stock for which cash is received) will be the same as the tax basis of the D&PL Common Stock for which it is exchanged.

    4. The holding period of the Buyer Common Stock will include the holding period of the D&PL Common Stock for which it is exchanged, provided that such D&PL Common Stock is held as a capital asset at the Effective Time.

  Our opinion is limited to the foregoing U.S. Federal income tax consequences of the Merger.

  The above opinion may not be applicable to D&PL shareholders who received their shares of D&PL Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

  We are delivering this opinion to you and, without our prior written consent, no other person is entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the Registration Statement and to the use of our name therein under the caption "The Merger--Certain U.S. Federal Income Tax Consequences". In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

                                          Very truly yours,

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